EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT



           STOCK PURCHASE AGREEMENT made this 8th day of December, 1997 by and among Steven C. Bailey ("Bailey"), DOLLAR DRY DOCK REAL ESTATE, INC., a Delaware corporation ("DDRE"), THE HERITAGE GROUP, INC. , a Connecticut corporation ("Heritage")(DDRE and Heritage are sometimes referred to hereinafter collectively as the "Company"), THE DEWOLFE COMPANY, INC., a Massachusetts corporation (hereinafter referred to as "DeWolfe") and THE DEWOLFE COMPANIES, INC., a Massachusetts corporation (hereinafter referred to as "Parent").

           WHEREAS, Bailey desires to sell and DeWolfe desires to purchase all of the issued and outstanding shares of capital stock of DDRE (the "Shares") subject to the terms and conditions set forth in this Agreement;

           NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements and conditions hereinafter set forth, the parties hereto hereby agree as follows:

SECTION 1.  PURCHASE AND SALE OF SHARES.

           1.1 Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 1.3 hereof) Bailey agrees to sell and transfer the Shares to DeWolfe, and DeWolfe agrees to purchase the Shares from Bailey.

           1.2 Purchase Price and Payment. The purchase price (the "Purchase Price") for the Shares will be Four Million Dollars ($4,000,000.00) payable as follows: One Million Five Hundred Thousand Dollars ($1,500,000.00) by certified or bank cashier's check or by wire transfer as a deposit, (the "Escrow Amount") to be held in escrow pursuant to the terms of the Escrow Agreement dated the date hereof by and among Bailey, DeWolfe and Andros, Floyd & Miller, P.C., as Escrow Agent (the "Escrow Agent"), and the balance of Two Million Five Hundred Thousand Dollars ($2,500,000.00) by certified or bank cashier's check or by wire transfer at the Closing.

           1.3 Time and Place of Closing. The closing of the purchase and sale provided for in this Agreement (the "Closing" or the "Closing Date") shall be held at 10:00 A.M., local time on January 16, 1998 at the offices of Andros, Floyd & Miller, P.C., 864 Wethersfield Avenue, Hartford, CT 06114, or at such other place,

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date or time as may be fixed by mutual agreement of DeWolfe and Bailey.  Time shall be of the essence.

           1.4  Closing Obligations.  At the Closing:

           (a)  Bailey shall deliver to DeWolfe:

                     (1) a certificate or certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers), for transfer to DeWolfe;

                     (2) an employment agreement in the form of Exhibit 1.4(a)(2) attached hereto and made a part hereof (the "Employment Agreement") executed by Bailey;

                     (3) a non-competition agreement in the form of Exhibit 1.4(a)(3) attached hereto and made a part hereof (the
           "Non-Competition Agreement") executed by Bailey;

                     (4) an opinion dated as of such date from Andros, Floyd & Miller, P.C., counsel for Bailey, in the form of Exhibit 1.4(a)(4) attached hereto and made a part hereof;

                     (5) a general release of the Company in the form of Exhibit 1.4(a)(5) attached hereto and made a part hereof (the "Company General Release");

                     (6) a Certificate of Good Standing as of a date within 30 days of the Closing Date issued by the Connecticut Department of Revenue; and

                     (7) the resignations of Bailey and Paul Teti as officers and directors of DDRE and as officers and directors of Heritage and as trustees of the 401(k) Plan of the Company.

           (b) DeWolfe shall deliver to Bailey:

                     (1) the sum of Two Million Five Hundred Thousand Dollars ($2,500,000.00) by bank cashier's or certified check payable to the order of Steven C. Bailey or by wire transfer to an account specified by Steven C.
           Bailey;

                     (2)  the Employment Agreement, executed by DeWolfe;

                     (3) the Non Competition Agreement executed by DeWolfe;


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                     (4) an opinion dated as of such date from Lynch, Brewer,
           Hoffman & Sands, LLP, counsel for DeWolfe, in the form of Exhibit 1.4(b)(4) attached hereto and made a part hereof;

                     (5) a general release of Bailey in the form of Exhibit 1.4(b)(5) attached hereto and made a part hereof (the "Bailey General Release").

           (c) The Escrow Agent shall deliver the Escrow Amount to Bailey and interest on the Escrow Amount to DeWolfe subject to and in accordance with the provisions of the Escrow Agreement.

SECTION 2.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND
              BAILEY.

           2.1 Making of Representations and Warranties. The Company and Bailey hereby jointly and severally make the representations and warranties contained in this Section 2, subject to the disclosures set forth herein or in the Disclosure Schedule heretofore delivered by Bailey to DeWolfe (the "Disclosure Schedule").

           2.2 Organization and Qualification of DDRE . DDRE is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own or lease its properties and to conduct the business heretofore conducted by it in the manner and in the places where such properties are owned or leased or such business is conducted by it. The copies of DDRE's corporate charter certified by the Secretary of the State of Delaware and of DDRE's By-laws as amended to date, certified by DDRE's Secretary and heretofore delivered to DeWolfe's counsel, are complete and correct. DDRE is registered and qualified to do business as a foreign corporation in the State of Connecticut, and neither the character or location of the properties owned or leased by DDRE nor the nature of the business transacted by DDRE makes registration or qualification in any other jurisdiction necessary. DDRE has duly filed any and all certificates and reports required to be filed to date by the laws of the States of Delaware and Connecticut.

           2.3 Organization and Qualification of Heritage . Heritage is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut with full corporate power and authority to own or lease its properties and to conduct the business heretofore conducted by it in the manner and in the places where such properties are owned or leased or such business is conducted by it. The copies of Heritage's corporate charter certified by the Secretary of the State of Connecticut and of Heritage's By-laws as amended to date, certified by Heritage's Secretary and heretofore delivered to DeWolfe's counsel, are complete and correct. Heritage is not registered or qualified to do business as a foreign

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corporation in any jurisdiction, and neither the character or location of the properties owned or leased by Heritage nor the nature of the business transacted by Heritage makes registration or qualification in any jurisdiction necessary. Heritage has duly filed any and all certificates and reports required to be filed to date by the laws of the State of Connecticut.

           2.4 Capital Stock of DDRE. The authorized capital stock of DDRE consists of 1,000 shares of Common Stock, par value $1.00 per share, of which 100 shares are duly and validly issued, outstanding, fully paid, and non-assessable and no shares are held in the treasury. All of such issued and outstanding shares are owned of record and beneficially by Bailey. Except for the pledge of such shares to the Federal Deposit Insurance Corporation which shall be terminated on or before the Closing, Bailey has good and valid title to said shares of capital stock of DDRE free of any adverse claim, pledge, lien, or restriction, and there are no outstanding subscriptions, options, warrants, calls, commitments, or agreements of any kind for the issuance or sale of, or outstanding shares or securities convertible into, any additional shares of capital stock of DDRE.

           2.5 Capital Stock of Heritage; No Other Subsidiaries. The authorized capital stock of Heritage consists of 5,000 shares of Common Stock, no par value of which 400 shares are duly and validly issued, outstanding, fully paid, and non-assessable and no shares are held in the treasury. All of such issued and outstanding shares are owned of record and beneficially by DDRE. DDRE has good and valid title to said shares of capital stock of Heritage free of any adverse claim, pledge, lien, or restriction, and there are no outstanding subscriptions, options, warrants, calls, commitments, or agreements of any kind for the issuance or sale of, or outstanding shares or securities convertible into, any additional shares of capital stock of Heritage. DDRE has no other direct or indirect subsidiaries or any proprietary interest in any other corporation or other form of business organization.

           2.6 Authority of the Company and Bailey. The Company and Bailey have full power and authority to enter into and perform this Agreement and consummate the transactions contemplated hereby. All necessary action, corporate or otherwise, has been taken by the Company and Bailey to authorize the execution, delivery, and performance of this Agreement, and the same is the valid and binding obligation of the Company and Bailey in accordance with its terms, subject to applicable bankruptcy, reorganization, and similar laws affecting the rights of creditors generally and subject to equitable principles. The execution and delivery of this Agreement do not, and the performance of the terms hereof will not, constitute a default or event of default under, or violate, conflict with, or result in any breach of the terms, conditions, or provisions of (a) the corporate charter or by-laws of DDRE, (b) the corporate charter or by-laws of Heritage, (c) to the best of the Company's and Bailey's knowledge, the laws or regulations of any jurisdiction

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or any other governmental requirements, or (d) to the best of the Company's and
Bailey's knowledge, any mortgage, lien, lease, agreement, contract, instrument, order, arbitration award, injunction, judgment or decision to which Bailey or DDRE or Heritage is a party or by which they or any one of them or their assets or properties are bound or materially affected. To the best of the Company's and Bailey's knowledge, no approval, authorization, license, permit or other action by, or filing with, any federal, state, or municipal commission, board, agency or other governmental authority (excluding the Securities and Exchange Commission and any state securities administrator) is required in connection with the execution and delivery by Bailey, DDRE and Heritage of this Agreement or the consummation of the transactions contemplated hereby.

           The execution and delivery of this Agreement do not, and the performance of the terms thereof and the consummation of the transactions contemplated hereby will not, result in or permit (a) the creation or imposition of any lien, charge, security interest, pledge, or other encumbrance on any of the assets or properties of Bailey or DDRE or Heritage, (b) the acceleration of any indebtedness of Bailey or DDRE or Heritage, or (c) the termination of any contract or agreement to which Bailey or DDRE or Heritage is party or by which they or any of their assets or properties are bound or materially affected.

           2.7 Financial Statements of the Company. Bailey has delivered to
DeWolfe: (a) a consolidated balance sheet of the Company as at December 31, 1996, and the related consolidated statements of Income and retained earnings and cash flow for the fiscal year then ended, together with the report thereon of Barron, Yanaros & Caruso, PC, independent certified public accountants, (b) balance sheet of DDRE as at December 31, 1995, and the related statement of Income and retained earnings and cash flow for the fiscal year then ended, together with the reports thereon of Barron, Yanaros & Caruso, PC, independent certified public accountants, (c) consolidated balance sheets of the Company as at September 30, 1996 and 1997, and the related consolidated statements of income for the nine-month periods then ended, each prepared by the Company, and
(d) a consolidated balance sheet of the Company as at October 31, 1997 (the "Base Balance Sheet") and the related consolidated statement of income, for the one and 10 month period then ended, each prepared by the Company. Such financial statements and the notes thereto fairly present the financial condition and the results of operations, and cash flow of the Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with generally accepted accounting principles (GAAP), consistently applied, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which were not or will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Company's financial statements for the one year period ended December 31,

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1996); the financial statements referred to in this Section 2.7 reflect the consistent application of such accounting principles throughout the periods involved. Notwithstanding the foregoing, DeWolfe acknowledges that the Company's accrual for income taxes payable as reflected in the income statement for the interim periods in 1997 and in the balance sheet at September 30, 1997 and the Base Balance Sheet is based solely on the amount of estimated taxes paid through each respective date and may not reflect the amount which would need to be accrued for each such respective balance sheet to comply with GAAP.

           2.8 Books and Records. With respect to the period since May 21, 1992 that Bailey owned the capital stock of DDRE and with respect to the period since February, 1996 that DDRE owned the capital stock of Heritage (the "Operative Period"), the books of account, minute books, stock record books, and other records of DDRE and Heritage, all of which have been made available to DeWolfe, are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Company during the Operative Period, and no meeting of any such stockholders, Board of Directors, or committee during the Operative Period has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of DDRE or Heritage, as the case may be.

           2.9 Absence of Undisclosed Liabilities. As of the date hereof, neither the Company nor Bailey knows, nor with the exercise of reasonable judgement, should know, of any material liabilities of the Company of any nature, whether accrued, absolute, contingent or otherwise (including without limitation liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for taxes due or then accrued or to become due) except for liabilities (a) disclosed in the Base Balance Sheet, (b) disclosed in
Exhibit 2.26, (c) disclosed in any of the other Schedules attached to this Agreement (in each case as adjusted to reflect transactions in the ordinary course between the date of the Base Balance Sheet or any such Schedule and the Closing Date), (d) specified in any mortgage, indenture, instrument, contract, agreement, lease, or other arrangement described in any Schedule hereto, or (f) covered by insurance.

           2.10 Absence of Certain Changes. Except as otherwise provided in
Section 4.2(b) hereof, or as otherwise disclosed in the Disclosure Schedule, since October 31, 1997, there has not been nor, to the best of the Company's or Bailey's knowledge, is there threatened, anticipated or contemplated:


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           (a) any change in the financial condition, properties, assets, liabilities, business or operations of the Company which change by itself or in conjunction with all other such changes (except for changes arising in the ordinary course of business consistent with prior practice) has been or would be materially adverse with respect to the business of the Company;

           (b) any contingent liability incurred by either DDRE or Heritage as guarantor or otherwise with respect to the obligations of others, except by endorsement of instruments for collection in the ordinary course of business;

           (c) any mortgage, encumbrance, or lien placed on any of the Company's properties, which remains in existence on the date hereof or at the time of the Closing;

           (d) any obligation or liability incurred by DDRE or Heritage, other than obligations and liabilities incurred in the ordinary course of business;

           (e) any purchase, sale, or other disposition, or any agreement or other arrangement for the purchase, sale, or other disposition, of any of the assets or properties of the Company other than in the ordinary course of business;

           (f) any purchase of the assets or business of any other real estate brokerage business, or any agreement or other arrangement for the purchase or other acquisition of any such business;

           (g) any damage, destruction, or, loss, whether or not covered by insurance, adversely affecting any of the property or assets of the Company;

           (h) any change in the compensation payable or to become payable by the Company to any of its managers, employees or agents, or any bonus payment or incentive or other arrangement made to or with any of such managers, employees or agents, except for changes arising in the ordinary course of business consistent with past practices;

           (i) any change with respect to the management or supervisory personnel of the Company; or

           (j) any obligations or liabilities incurred by the Company to any of its stockholders, directors or officers or any loans or advances made by the Company to any of its stockholders, directors, or officers.

           2.11 Payment of Taxes. The Company has filed, or obtained extensions of the time to file all federal, state and local income, excise or franchise tax returns,

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real estate and personal property tax returns, sales and use tax returns and other tax returns required to be filed by it and has paid all taxes (including interest and penalties thereon, if any) owing by it, except for taxes which have not yet become due which have been adequately provided for in the financial statements referred to in Section 2.7 above. Neither the Internal Revenue Service nor any other taxing authority has during the past five years, or is now asserting or threatening to assert against the Company any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith.

           2.12 Title to Properties; Encumbrances. The Company has good and valid title to all of the properties and assets located at the facilities operated by the Company and included on the Base Balance Sheet (except for properties and assets sold or otherwise disposed of since October 31, 1997 in the ordinary course of business). None of the said assets or properties is subject to any mortgage, pledge, lien, security interest, conditional sale agreement, title restriction, encumbrance, or right, title, and interest of others except: (a) liens for current taxes not yet due and payable, or (b) encumbrances or liens referred to in the Base Balance Sheet or in this Agreement or in the Disclosure Schedule.

           2.13 Real Property. The Schedule of Real Estate Leases attached hereto as Exhibit 2.13 contains a true and complete description of all of the facilities currently leased by the Company, and including a summary of the principal terms of the leases with respect to each such location, including annual rent, security deposit, lease termination date, and renewal options, if any. To the best of the Company's and Bailey's knowledge, all of the Company's leases with respect to such facilities are in full force and effect, validly subsisting, and no default exists under any thereof. The Company does not own any real property except for the Disney time share unit to be transferred to Bailey as provided in Section 4.2(b) hereof.

           2.14 Furniture and Equipment. The Schedule of Owned Furniture and Equipment attached hereto as Exhibit 2.14(A) contains a true and complete description of all the furniture and furnishings, office and computer equipment owned by the Company as of the date hereof included in the Base Balance Sheet. The Schedule of Leased Furniture and Equipment attached hereto as Exhibit 2.14(B) contains a true and complete description of all the furniture and furnishings, and office and computer equipment leased, or otherwise used, but not owned, by the Company as of the date hereof. To the best of the Company's and Bailey's knowledge, all of the Company's leases of personal property are valid and subsisting and no default in any material respect exists under any thereof.

           2.15 Listing Agreements. The Schedule of Listing Agreements attached hereto as Exhibit 2.15 contains a true and complete description of all of the Company's pending listing agreements with customers as of November 30, 1997

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showing the area number, MLS number, location/office through which listed and property address.

           2.16 Escrow Funds. The Schedule of Escrow Funds attached hereto as
Exhibit 2.16 contains a true and complete listing of all amounts held in escrow by the Company as of October 31, 1997.

           2.17 Pending Closing Receivables. The Schedule of Pending Closing Receivables attached hereto as Exhibit 2.17 contains a true and complete description of all of the Company's pending closing receivables as of November 30, 1997. Except for: (a) the receivables in the amount of $16,627.86 as of the date of the Base Balance Sheet (plus interest accrued since the date of the Base Balance Sheet), representing loans to sales associates; and (b) the officer loan in the amount of $53,904.67 as of the date of the Base Balance Sheet (plus interest accrued since the date of the Base Balance Sheet) which is to be forgiven as provided in Section 4.2(b) hereof, the Company has no other accounts or loans receivable from any person, firm, or corporation, including, without limitation any person, firm or corporation which is affiliated with the Company, or from any director, officer, employee, or stockholder of the Company.

           2.18 Trade Names, Trademarks and Copyrights. The Schedule of Trademarks attached hereto as Exhibit 2.18 contains a true and complete description of all copyrights, trade names (including, without limitation, the trade names "Dollar Dry Dock" and "Heritage"), service marks, logos, trademarks and trademark rights, and trademark registrations and applications used in connection with or relating to the business of the Company as of the date hereof (collectively, the "Trademarks"). The Company's rights to use the Trademarks do not require the consent of any other person. The Company and Bailey represent and warrant that:

           (a) there are no claims or demands of any other person pertaining thereto and no proceedings have been instituted, or are pending or, to the best of the Company's and Bailey's knowledge, threatened, which challenge the rights of the Company in respect of any of the Trademarks (including, without limitation, the trade names "Dollar Dry Dock" and "Heritage");

           (b) to the best of the Company's and Bailey's knowledge, none of the Trademarks (including, without limitation, the trade names "Dollar Dry Dock" and "Heritage"), is being infringed by others, or is subject to any outstanding order, decree, judgment or stipulation; and

           (c) The Company does not, and is not required to, pay any license fee or royalty to any person for the use of any of the Trademarks (including, without limitation, the trade names "Dollar Dry Dock" and "Heritage").

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           2.19 Trade Secrets and Proprietary Information. To the best of the
Company's and Bailey's knowledge: (i) the Company owns or has the exclusive right to use all trade secrets and proprietary information, customer lists, customer, and marketing data and information, and technology and know-how used in connection with or relating to business of the Company as of the date hereof (collectively, the "Proprietary Information"); (ii) the Company is not using or in any way making use of any confidential information or trade secrets of any third party, including without limitation, a former employer of any present or past employee of the Company; and (iii) the Company's rights to use of the Proprietary Information do not require the consent of any other person and the same are freely transferable without the consent of any third party. The Company and Bailey represent and warrant that:

           (a) to the best of the Company's and Bailey's knowledge, no other person has an interest in or right or license to use, or the right to license others to use, the Proprietary Information;

           (b) there are no claims or demands of any other persons pertaining thereto known to the Company or to Bailey, and no proceedings have been instituted, or are pending or, to the best of the Company's and Bailey's knowledge, threatened, which challenge the rights of the Company in respect thereof;

           (c) to the best of the Company's and Bailey's knowledge, none of the Proprietary Information is being infringed by others, or is subject to any outstanding order, decree, judgment or stipulation;

           (d) no proceeding charging the Company with infringement of any adversely held trade secrets or confidential information has been filed or, to the best of the Company's and Bailey's knowledge, is threatened to be filed; and

           (e) The Company does not and, is not required to, pay any license fee or royalty to any person for the use of any Proprietary Information.

           2.20 Contracts. Except for contracts, commitments, plans, agreements, licenses, leases, instruments, indentures, and sales and purchase orders described in the Schedules to this Agreement, neither the Company nor Bailey is aware of, or with the exercise of reasonable judgement, should be aware of the Company being a party to or subject to

           (a) any plan or contract providing for bonuses, pensions, incentive compensation, deferred compensation, retirement payments, group insurance, death benefit, profit sharing, collective bargaining or the like covering the employees of the Company;

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           (b) any contract of employment with any employee of the Company which is not terminable at will without notice and without obligation to pay severance pay or any agreement, plan, arrangement or understanding pursuant to which the Company has an obligation to any employee of the Company with respect to vacation pay, bonus, gift, pension, profit sharing, or other arrangements, payments, or fringe benefits;

           (c) any contract or agreement for the purchase of any fixed assets for a price in excess of $10,000 whether or not such purchase is in the ordinary course of business;

           (d) any contract or agreement containing covenants limiting the freedom of the Company or any of its officers to compete in any business or with any person or entity;

           (e)  any license agreement (as licensor or licensee); or

           (f) any contract or agreement requiring consent by a party thereto (other than the Company) for the consummation of the transactions contemplated by this Agreement.

           To the best of the Company's and Bailey's knowledge, all of The Company's contracts, commitments, plans, agreements, licenses, leases, instruments, indentures, and sales and purchase orders are in full force and effect, validly subsisting, and no default exists under any thereof.

           2.21 Environmental Matters. The Company is in compliance in all material respects with all federal, state, and local laws, statutes, ordinances, rules, regulations, and other governmental requirements relating to (i) the protection of the environment, (ii) the emission or release of any pollutants or contaminants into the environment, or (iii) the generation, use, storage, transport, disposal, or clean-up of hazardous or toxic wastes, substances, or materials, including without limitation the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and the Resource Conservation and Recovery Act of 1976, as amended, (collectively, the "Environmental Laws").

           2.22 Compliance with Laws. To the best of the Company's and Bailey's knowledge, the Company is in compliance, in all material respects, with all laws, statutes, ordinances, rules, regulations, and other governmental requirements which apply to the conduct of its business. No notice, order, or demand from any federal, state, or local governmental agency, commission, or authority has been served upon the Company claiming violation of, or requiring that any action be taken under, any such law, statute, ordinance, rule, regulation, or other governmental

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requirement and no proceeding or investigation is pending, or, to the best of the Company's and Bailey's knowledge, threatened, anticipated, or contemplated, against the Company based upon, arising out of, or resulting from any actual or alleged failure by the Company to comply with any such law, statute, ordinance, rule, regulation, or other governmental requirement.

           2.23 Litigation. Except as described in the Schedule of Litigation attached hereto as Exhibit 2.23, there is no suit, action, or legal, administrative or other proceeding or governmental investigation pending, or, to the best of the Company's and Bailey's knowledge, threatened, anticipated, or contemplated against the Company or any of its assets or properties, and there are no unsatisfied or outstanding judgments, orders, decrees, or stipulations affecting the properties, assets, condition (financial or otherwise), and business of the Company. Neither the Company nor Bailey knows or has grounds to know of any basis for any action or of any governmental investigation relating to or affecting the properties, assets, condition (financial and otherwise), or business of the Company.

           2.24 Permits. The Company holds all federal, state, and local licenses, permits, approvals, and authorizations which are required to permit it to conduct its business, and all such licenses, permits, approvals, and authorizations are valid and in full force and effect. All such licenses, permits, approvals, and authorizations are listed in the Disclosure Schedule.

           2.25 Insurance. The Schedule of Insurance attached hereto as Exhibit
2.25 sets forth a description of all insurance policies relating to the properties and business, assets, and business of the Company (specifying the insurer, the amount of the coverage, the type of insurance, the policy number, and any pending claims thereunder) maintained by the Company. The properties, assets, and business of the Company are insured to the extent disclosed in the Schedule of Insurance.

           2.26 Accrued Commissions, Accounts Payable and Accrued Expenses. To the best of the Company's and Bailey's knowledge, the Schedule of Accrued Commissions, Accounts Payable and Accrued Expenses attached hereto as Exhibit
2.26 contains a true and complete description of: (a) all of the Company's accrued commissions; (b) other accounts payable; and (c) any accrued expense of the Company, in each case as of October 31, 1997, including all credits and allowances applicable thereto.

           The Company has no trade accounts payable to any person, firm, or corporation, which is affiliated with the Company, or to any director, officer, employee, or stockholder of the Company.


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           2.27 Employee List; List of Sales Associates. The Company has
previously delivered to DeWolfe: (i) a report dated December 4, 1997 which contains the names and compensation of all the current employees of the Company as of November 30, 1997; and (ii) a report dated December 5, 1997 which contains the names, office locations and commission split rates of all of the Company's sales associates as of November 30, 1997. The Company has provided DeWolfe with Form 1099's for 1996 for each of such individuals. The Company has paid or accrued all wages, salaries, bonuses, commissions and pension plan benefits accrued or due to the employees, sales associates, and other independent contractors of the Company.

           2.28 Employee Benefit Plans. (a) All employee benefit plans, as that term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, which are maintained or contributed to by the Company for the benefit of its employees and which are intended to be qualified under
Section 401(a) of the Internal Revenue Code, have in fact been so qualified and continue to be so qualified. All such plans are described in the Disclosure Schedule.

           (b) No event or omission has occurred which would cause any such plan to lose its qualification under Section 401(a) of the Internal Revenue Code. Bailey does not know, and with the exercise of reasonable judgment, has no reason to know of any event or omission which has occurred and which would result in a violation of any laws, rulings, or regulations applicable to any such employee benefit plan, including, without limitation, the Employee Retirement Income Security Act of 1974 as amended ("ERISA"), and the regulations promulgated thereunder.

           2.29 Transactions with Interested Persons. Except as described in the Disclosure Schedule, no officer or director of the Company owns directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer or director of, any customer, competitor or supplier of the Company or any organization which has a contract or arrangement with the Company.

           2.30 Misstatements and Omissions. Neither the Company nor Bailey has made any material misstatements of fact or omitted to state any material fact necessary to make not misleading, in the aggregate, the representations, warranties and agreements set forth herein.

           2.31 Brokerage. Neither the Company nor Bailey has engaged the services of any broker or finder hereunder and there are no existing, threatened, or anticipated claims for brokers' or finders' fees or compensation in connection with the transactions herein provided for by any person, firm or corporation claiming a right to the same because engaged by the Company or Bailey.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF DEWOLFE AND PARENT.

           3.1 Making of Representation and Warranties. DeWolfe and Parent hereby make the representations and warranties contained in this Section 3.

           3.2 Organization and Qualification of DeWolfe. DeWolfe and Parent are each corporations duly organized, validly existing, and in good standing under the laws of the Commonwealth of Massachusetts with full power and authority to own or lease their respective properties and to conduct their respective businesses in the manner and in the places where such properties are owned or leased or such businesses are conducted by them including, without limitation, as contemplated by this Agreement on and after the Closing Date.

           3.3 Authority. DeWolfe and Parent each have full power, authority and financial ability to enter into and perform this Agreement and consummate the transactions contemplated hereby. All necessary action, corporate or otherwise, has been taken by DeWolfe and Parent to authorize the execution, delivery, and performance of this Agreement and the same is the valid and binding obligation of DeWolfe and Parent in accordance with its terms, subject to laws of general application affecting creditors' rights generally and subject to equitable principles. The execution and delivery of this Agreement do not, and the performance of the terms hereof will not, constitute a default or event of default under, or violate, conflict with, or result in any breach of the terms, conditions, or provisions of (a) the corporate charter or by-laws of DeWolfe or Parent, (b) the laws or regulations of any jurisdiction or any other governmental requirements, or (c) any mortgage, lien, lease, agreement, contract, instrument, order, arbitration award, injunction, judgment or decision to which DeWolfe or Parent is a party or by which they or any of their assets or properties are bound or materially affected. Except as provided in Section 9.2 hereof, no approval, authorization, license, permit or other action by, or filing with, any federal, state, or municipal commission, board, agency or other governmental authority is required in connection with the execution and delivery by DeWolfe or Parent of this Agreement or the consummation of the transactions contemplated hereby.

           3.4 Financial Statements. The December 31, 1996 and September 30, 1997 consolidated balance sheets of Parent (including the related notes, where applicable) fairly present the consolidated financial position of Parent and its subsidiaries as of the dates thereof and the related consolidated statements of Income and shareholders equity and cash flow for the fiscal year and nine-month periods then ended (including the related notes, where applicable) fairly present [subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which were not or will not, individually or in the aggregate, be materially adverse)] the results of the consolidated operations and changes in shareholders' equity of Parent and its subsidiaries for the respective fiscal periods and as of the respective date therein set forth; each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q.

           3.5 Line of Credit. DeWolfe currently has in effect a $3,000,000 line of credit arrangement with BankBoston, N.A. (the "Line of Credit") from which $1,500,000 has been borrowed to fund the deposit contemplated by this Agreement, and $1,500,000 currently remains available. Of the $1,500,000 line of credit currently available, DeWolfe currently anticipates that it may draw down up to $300,000 of the Line of Credit for other acquisitions between the date hereof and the Closing Date. The Company also anticipates that it may need to draw down funds from the Line of Credit for working capital purposes. The payment of a portion of the Purchase Price balance under this Agreement is a permitted use of funds under the Line of Credit. The Line of Credit is not due to expire pursuant to its terms prior to the Closing Date contemplated by this Agreement.

           3.6 Absence of Certain Events. Since December 31, 1996, no event has occurred, nor, to the best of DeWolfe's or Parent's knowledge, is any event threatened which has had or is reasonably likely to have, individually or in the aggregate, a material adverse effect on the business, properties, assets, liabilities, prospects, results of operations or financial condition of DeWolfe or Parent and which would prevent or hinder the consummation of the transactions contemplated by this Agreement.

           3.7 Litigation. There is no suit, action, or legal, administrative or other proceeding or governmental investigation pending, or, to the best of DeWolfe's or Parent's knowledge, threatened, anticipated, or contemplated against DeWolfe or Parent or any of their respective assets or properties, which, in any single case or in the aggregate, challenges or questions in any respect the validity of, or would prevent or hinder the consummation of, the transactions contemplated by this Agreement and there are no unsatisfied or outstanding judgments, orders, decrees, or stipulations which would prevent or hinder the consummation of the transactions contemplated by this Agreement.

           3.8 Shares Acquired for Investment. DeWolfe agrees that it is purchasing the Shares for its own account for investment and not with a view to distribution thereof except in accordance with applicable securities laws.

           3.9 Misstatements and Omissions. Neither DeWolfe nor Parent has made any material misrepresentation of fact or omitted to state any material fact necessary to make complete, accurate and not misleading every representation, warranty and agreement set forth herein.

           3.10 Brokerage. Neither DeWolfe or Parent has engaged the services of any broker or finder hereunder, and there are no existing, threatened, or anticipated claims for brokers' or finders' fees or compensation in connection with the transactions herein provided for by any person, firm or corporation claiming a right to the same because engaged by DeWolfe or Parent.

SECTION 4.  COVENANTS OF THE COMPANY AND BAILEY.

           4.1 Making of Covenants and Agreements. The Company and Bailey make the covenants and agreements set forth in this Section 4.

           4.2 Conduct of Business. (a) Between the date of this Agreement and the Closing, the Company will conduct its business only in the ordinary course consistent with prior practices and will refrain from changing or introducing any method of management or operations except in the ordinary course of business and consistent with prior practices and shall use best efforts to maintain and service such business, to keep available the services of present employees and sales associates and to maintain existing business relationships. Without limitation of the foregoing, between the date of this Agreement and the Closing, unless otherwise consented to by DeWolfe in writing in advance (which will not be unreasonably withheld or delayed), the Company will:

           (i) not take any affirmative action or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 2.10 is likely to occur;

           (ii) use its best efforts to keep intact its business organization, keep available the present employees and sales associates thereof, and preserve the goodwill of all suppliers, customers and others having business relations with it;

           (iii) maintain at all times all insurance of the kind, in the amount and with the insurers set forth in the Schedule of Insurance;

           (iv)  remain current in the payment of all trade accounts payable;

           (v) confer with DeWolfe concerning operational matters of a material nature;

           (vi) otherwise report to DeWolfe periodically as reasonably requested by DeWolfe, concerning the status of the business, operations and finances of the Company; and

           (vii) permit DeWolfe and its authorized representatives, including its counsel and independent public accountants, to have reasonable access upon reasonable notice, to all the premises, properties, assets, records, books, contracts and documents of the Company and furnish to DeWolfe or its authorized representatives such financial and other information with respect to the business, properties, assets, or operational processes and procedures of the Company as DeWolfe may from time to time reasonably request, provided, however, that until the Closing, DeWolfe shall hold in strict confidence all documents and information concerning the Company so obtained or furnished.

           (b) Notwithstanding subsection 4.2(a) to the contrary, between the date hereof and the Closing, the Company shall be permitted to distribute to Bailey as a dividend: (i) cash in the amount of $144,000; (ii) forgiveness the loan receivable from Bailey in the principal amount of $53,904.67, and any accrued interest thereon; (iii) DDRE's undivided .1374 percent interest in Unit 28 of the Disney Vacation Club at Walt Disney World Resort; (iv) the motor vehicle leased by the Company after prepayment by the Company of the remaining lease payments or any lease termination fee with respect thereto and any other reasonable payments necessary to purchase the vehicle; and (v) the motor vehicle owned by the Company after payment by the Company of the note payable with respect to such owned vehicle. DeWolfe acknowledges that neither the Company nor Bailey shall be in breach of their obligations under subsection 4.2(a), and in particular, subsection 4.2(a)(ii) if, despite the Company having used best efforts, one or more employees or sales associates decide to terminate their relationship with the Company.

           4.3 Authorization from Others. Prior to the Closing, the Company will use its best efforts to obtain all authorizations, consents, and permits of, and make all filings with, third parties, in form satisfactory to DeWolfe, required to permit the consummation by the Company of the transactions contemplated by this Agreement, including (a) consents from all third parties under contracts, leases, and other agreements whose consent is so required in order to consummate the transactions contemplated hereby (including, without limitation, the consent of the Landlord with respect to the Windsor, CT sales office), and (b) consents from, and filings with, all federal, state, and local governmental agencies, commissions, and authorities required in connection with the transactions contemplated hereby.

           4.4 Breach of Representations and Warranties; Notice to DeWolfe. Promptly upon the occurrence of, or promptly upon the Company's becoming aware of the impending or threatened occurrence of any event which would cause or constitute a breach, or would have caused or constituted a breach had such event occurred or been known to the Company prior to the date hereof, of any of the representations and warranties of the Company contained in or referred to in this Agreement or in any Schedule or Exhibit referred to in this Agreement, the Company shall give detailed written notice thereof to DeWolfe and shall use its best efforts to prevent or promptly remedy the same.

           4.5 Continued Efforts; Consummation of Agreement. The Company and Bailey shall use best efforts to (a) cause to be fulfilled and satisfied all of the conditions to the Closing which are the responsibility of the Company or Bailey; (b) cause to be performed all of the matters required upon the Closing which are the responsibility of the Company or Bailey; and (c) take such steps and do such acts as may be necessary to make all of its warranties and representations true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date except to the extent that such representations and warranties may become untrue or incorrect on the Closing Date because of changes occurring in the ordinary course of business or as otherwise permitted by this Agreement.

SECTION 5.  COVENANTS OF DEWOLFE AND PARENT.

           5.1 Making of Covenants and Agreements. DeWolfe and Parent make the covenants and agreements set forth in this Section 5.

           5.2 Authorization From Others. Prior to the date of the Closing, DeWolfe and Parent will use their best efforts to obtain all authorizations, consents and permits of others, if any, required to permit consummation by DeWolfe of the transactions contemplated by this Agreement including (a) consents from all third parties whose consent is so required in order to consummate the transactions contemplated hereby, and (b) consents from, and filings with, all federal, state, and local governmental agencies, commissions, and authorities required in connection with the transactions contemplated hereby. DeWolfe agrees to use reasonable efforts to cooperate with Bailey in his attempt to amend the Glastonbury, Connecticut lease to provide that Bailey shall be granted a right of first refusal on the terms set forth in the lease.

           5.3 Breach of Representations and Warranties; Notice to Bailey. Promptly upon the occurrence of, or promptly upon DeWolfe's becoming aware of the impending or threatened occurrence of any event which would cause or constitute a breach, or would have caused or constituted a breach had such event occurred or been known to DeWolfe prior to the date hereof, of any of the representations and warranties of DeWolfe contained in or referred to in this Agreement or in any Schedule or Exhibit referred to in this Agreement, DeWolfe shall give detailed written notice thereof to Bailey and shall use its best efforts to prevent or promptly remedy the same.

           5.4 Continued Efforts; Consummation of Agreement. DeWolfe and Parent shall use best efforts to (a) cause to be fulfilled and satisfied all of the conditions to the Closing which are the responsibility of DeWolfe or Parent; (b) cause to be performed all of the matters required upon the Closing which are the responsibility of DeWolfe or Parent; and (c) take such steps and do such acts as may be necessary to make all of its warranties and representations true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date except to the extent that such representations and warranties may become untrue or incorrect on the Closing Date because of changes occurring in the ordinary course of business or as otherwise permitted by this Agreement.

SECTION 6.  CONDITIONS PRECEDENT TO BAILEY'S OBLIGATIONS.

           6.1 Conditions. The obligations of Bailey to consummate this Agreement and the transactions contemplated hereby are subject to the satisfaction of the following conditions on or prior to the Closing except to the extent that any such condition can be and is waived by Bailey.

           6.2 Performance by DeWolfe. Each document and the consideration required to be delivered pursuant to Section 1.4(b) shall have been delivered by DeWolfe to Bailey.

           6.3 Receipt of Escrow Amount. The Escrow Agent shall have delivered to Bailey the Escrow Amount.

           6.4 No Proceedings. Since the date of this Agreement, there must not have been commenced against the Company or DeWolfe any legal proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereby; or (b) that, if successful, will have a material and substantial adverse effect on the viability of the Company or DeWolfe.

SECTION 7.  CONDITIONS PRECEDENT TO DEWOLFE'S OBLIGATIONS.

           7.l Conditions. The obligations of DeWolfe to consummate this Agreement and the transactions contemplated hereby are subject to the satisfaction of the following conditions prior to the Closing except to the extent that any such condition can be and is waived by DeWolfe.

           7.2 Performance by the Company and Bailey. Each document required to be delivered pursuant to Section 1.4(a) shall have been delivered by Bailey to DeWolfe.

           7.3 Consent of Lessors. The Company shall have received a Consent to Assignment in substantially the form of Exhibit 7.3 hereof from the landlord of the Windsor, CT sales office. Notwithstanding the foregoing, on the Closing Date, DeWolfe will waive the condition set forth in this Section 7.3 in the event that (a) Bailey shall have failed to obtain such consent despite using best efforts; (b) Bailey agrees to indemnify DeWolfe for any and all actual damages incurred by DeWolfe directly arising from the failure to obtain such consent for relocation expenses and damages payable to such landlord, in accordance with Section 8 hereof; and (c) there is withheld from the Purchase Price and placed in escrow on the Closing Date the sum of One Hundred Thousand Dollars ($100,000) as security for Bailey's obligations under this Section 7.3.

           7.4 No Proceedings. Since the date of this Agreement, there must not have been commenced against the Company or DeWolfe any legal proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereby; or (b) that, if successful, will have a material and substantial adverse effect on the viability of the Company or DeWolfe.

SECTION 8.  SURVIVAL OF WARRANTIES; INDEMNIFICATION.

           8.1 Survival of Warranties. All representations, warranties, agreements, covenants and obligations herein or in any schedule, exhibit, certificate or financial statement referred to herein shall be deemed to have been relied upon by the other party hereto and shall survive the Closing regardless of any investigation made by or on behalf of either party hereto for a period of one (1) year from the Closing Date, provided, however, that all representations and warranties with respect to the Company's taxes (including without limitation Section 2.11 hereof) shall survive the Closing for a period equal to the length of the statute of limitations applicable to such taxes and that all representations and warranties with respect to the Company's title to its assets and properties and with respect to the Company's compliance with or liability under the Environmental Laws (including, without limitation, Section
2.21 hereof) shall survive the Closing indefinitely, and in no event shall any claim or action be brought by either party hereunder for breach of any representation or warranty after the expiration of the period of survival for the representation or warranty which is the subject of such claim or action and shall not merge in the performance of any obligation by either party hereto.

           8.2 Indemnification. (a) Bailey shall indemnify and hold DeWolfe harmless against all claims, suits, obligations, liabilities, damages, losses, costs, and expenses, including without limitation of the foregoing, reasonable attorney's fees, based upon, arising out of, or resulting from: (i) any breach of any of the representations and warranties of Bailey or the Company set forth herein;
(ii) any breach by the Company or Bailey of any covenant or obligation of the Company or Bailey in this Agreement; (iii) any actual or alleged failure by the Company prior to the Closing Date to comply with any federal, state, or local law, statute, ordinance, rule, regulation, or other governmental requirement known to Bailey, including, without limitation, any such law, statute, ordinance, rule, regulation, or other governmental requirement relating to (A) discrimination in employment opportunities, (B) the payment of severance benefits to former employees, (C) the continuation of health insurance or other benefits for former employees, or (D) the emission or release of pollutants or contaminants into the environment; (iv) any liability or obligation of the Company or Bailey of any kind, nature or description arising from or relating to the Company's operations prior to the Closing Date to the extent that such liability or obligation (A) arose prior to the date hereof and is not specifically disclosed in this Agreement or reflected in the Base Balance Sheet, and was known or with the exercise of reasonable diligence should have been known by the Company or Bailey on the date hereof, or (B) arose after the date hereof and not in the ordinary course of business; (v) claims for federal, state or local taxes arising out of any period prior to the Closing Date for which the times for filing the return has passed as of the Closing Date, whether from audit adjustment or other cause; and (vi) any claim by any person for brokerage or finders' fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such person with either the Company or Bailey in connection with the transactions contemplated hereby.

           (b) DeWolfe and Parent shall indemnify and hold Bailey harmless against all claims, suits, obligations, liabilities, damages, losses, costs, and expenses, including without limitation of the foregoing, reasonable attorney's fees, based upon, arising out of, or resulting from: (i) any breach of any of the representations and warranties of DeWolfe set forth herein; (ii) any breach by DeWolfe of any covenant or obligation of DeWolfe in this Agreement; (iii) any claim by any person for brokerage or finders' fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such person with DeWolfe in connection with the transactions contemplated hereby; and (iv) any liability or obligation of Bailey of any kind, nature or description arising from or relating to DeWolfe's operation of the Company after the Closing Date.

           (c) Any claim for indemnification under this Agreement shall be asserted by written notice from the party seeking indemnification (the "Indemnitee") to the other party (the "Indemnitor"), describing in reasonable detail the nature and amount of such claim. If any claim for indemnification hereunder is based upon an action or claim filed or made against the Indemnitee by a third party, the Indemnitee shall promptly notify the Indemnitor of such claim or demand, specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible, which estimate shall not be conclusive of the final amount of such claim and demand (the "Claim Notice"). The Indemnitor shall have thirty days from the personal delivery or mailing of the Claim Notice (the "Notice Period") to notify the Indemnitee (A) whether or not it disputes its liability to the Indemnitee hereunder with respect to such claim or demand and
(B) notwithstanding any such dispute, whether or not it desires, at its sole cost and expense, to defend the Indemnitee against any such claim or demand.

           (d) If the Indemnitor disputes its obligation to indemnify the Indemnitee, the third party with respect to such claim or demand, or the amount thereof (whether or not the Indemnitor desires to defend the Indemnitee against such claim or demand as provided in paragraphs (e) and (f) below), such dispute shall be resolved in accordance with Section 8.3 hereof. Pending the resolution of any dispute by the Indemnitor of its liability with respect to any claim or demand, such claim or demand shall not be settled without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed.

           (e) In the event that the Indemnitor notifies the Indemnitee within the Notice Period that it desires to defend the Indemnitee against such claim or demand then, except as hereinafter provided, the Indemnitor shall have the right to defend the Indemnitee at the Indemnitor's sole cost and expense, by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by it to a final conclusion in such a manner as to avoid any risk of the Indemnitee becoming subject to further liability in respect of such matter; provided, however, the Indemnitor shall not, without the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld or delayed), consent to the entry of any judgment against the Indemnitee or enter into any settlement or compromise which does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnitor of a release, in form and substance satisfactory to the Indemnitor, as the case may be, from all liability in respect of such claim or litigation. If any Indemnitor desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense.

           (f)(i) If the Indemnitor elects not to defend the Indemnitee against such claim or demand, whether by not giving the Indemnitee timely notice as provided above or otherwise, then the amount of any such claim or demand as reduced to judgment or settlement, or if the same be defended by the Indemnitor or by the Indemnitee (but the Indemnitee shall not have any obligation to defend any such claim or demand), then that portion thereof as to which such defense is unsuccessful, in each case, shall be conclusively deemed to be a liability of the Indemnitor hereunder, unless the Indemnitor shall have disputed its liability to the

Indemnitee hereunder, as provided in (d) above, in which event such dispute shall be resolved as provided in Section 8.3 hereof.

           (ii) In the event an Indemnitee should have a claim against Indemnitor hereunder that does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnitee shall promptly send a Claim Notice with respect to such claim to the Indemnitor. If the Indemnitor disputes its liability with respect to such claim or demand, such dispute shall be resolved in accordance with Section 8.3 hereof.

           (g) Notwithstanding anything to the contrary contained herein, (i) Bailey shall not be liable with respect to any amount to the extent coverable by errors and omissions or other insurance in the amount currently in effect; and
(ii) DeWolfe shall not assert any claims for indemnification hereunder against Bailey to the extent that and until, the aggregate of such claims exceed One Hundred Sixty Thousand Dollars ($160,000), provided, however, that such dollar limitation shall not apply to any claim for indemnification under Section 8.2(a)(vi) hereof.

           8.3 Mediation. If any dispute, claim, disagreement or other matter arising from or relating to this Agreement or the alleged breach of this Agreement (including, without limitation, a dispute under Section 10.2 hereof) cannot be settled within ten (10) days after any party sends written notice to each other party to this Agreement, the parties shall try in good faith to settle such matter by non-binding mediation which, in the event the matter occurs prior to the Closing, shall take place in Hartford, Connecticut, and if after the Closing, in Boston, Massachusetts, administered by the American Arbitration Association under its Commercial Mediation Rules which are then in effect before commencing litigation. The mediator shall be a disinterested attorney who during the ten (10) year period preceding such matter has devoted the majority of his or her professional time to practicing corporate, limited liability company or partnership law for businesses located in the State of Connecticut or the Commonwealth of Massachusetts, including but not limited to forming, structuring, advising, purchasing, merging, selling and dissolving such businesses. DeWolfe and Bailey each shall submit a written statement of their position to each other and to the American Arbitration Association within fifteen (15) days after the date of written notice from the American Arbitration Association of the claim and each shall attend a hearing with the mediator within thirty (30) days after the date of such notice, time being of the essence.

           8.4 Attorneys' Fees. The party losing any litigation proceeding arising from or relating to this Agreement shall pay the costs, expenses and fees, including reasonable attorneys' fees, incurred by the party prevailing in such proceeding. The parties shall request that the judge make such an award with any decision.

           8.5 Venue. (a) With respect to any judicial action to be taken prior to the Closing, each party hereby designates the Hartford County, Connecticut Superior Court or the United States District Court for the District of Connecticut, as the exclusive courts of proper jurisdiction and venue of and for any and all litigation relating to this Agreement; hereby irrevocably consents to such designation, jurisdiction and venue; and hereby waives any objection or defense relating to jurisdiction or venue with respect to any lawsuit or other legal proceeding initiated in or transferred to the Hartford County, Connecticut Superior Court or the United States District Court for the District of Connecticut.

           (b) With respect to any judicial action to be taken after the Closing, each party hereby designates the Middlesex County, Massachusetts Superior Court or the United States District Court for the District of Massachusetts, as the exclusive courts of proper jurisdiction and venue of and for any and all litigation relating to this Agreement; hereby irrevocably consents to such designation, jurisdiction and venue; and hereby waives any objection or defense relating to jurisdiction or venue with respect to any lawsuit or other legal proceeding initiated in or transferred to the Middlesex County, Massachusetts Superior Court or the United States District Court for the District of Massachusetts.

SECTION 9.  RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING

           9.1 Employee Benefit Plan. DeWolfe shall use reasonable efforts following the Closing to cause the Company to either terminate its 401(k) retirement plan or merge it with and into DeWolfe's 401(k) retirement plan, in either case subject to and in accordance with the requirements of ERISA.

           9.2 Filing with S.E.C.. Parent shall file all reports or other filings required with the SEC with respect to this transaction, including without limitation, the preparation and filing of a Current Report on form 8-K on or before the date which is fifteen (15) days from the date hereof.

           9.3 Other Agreements. DeWolfe shall cause the Company to: (a) continue to account for, maintain and safeguard all deposits and other funds of the customers of the Company after the Closing and to indemnify Bailey with respect to such funds; (b) use its best efforts to obtain the release of the personal guaranty of the obligations of the Company by Steve Bailey to Savings Bank of Manchester which shall include, if necessary, the guaranty of such obligation by DeWolfe; and (c) in the event DeWolfe decides to renew or cause the Company to renew the real estate lease with respect to the Company's premises in Avon, Connecticut, enter into such renewal only on the condition that Bailey shall have no further obligation under said lease.

           9.4 No 338 Election. DeWolfe and its affiliates shall not file a
Section 338 election or a Section 338(h)(10) election with respect to the acquisition of the stock of DDRE by DeWolfe.

SECTION 10.  TERMINATION

           10.1 This Agreement may, by notice given prior to or at the Closing, be terminated:

           (a) (i) by DeWolfe if any of the conditions in Section 7 have not been satisfied on or before the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of DeWolfe to comply with its obligations under this Agreement) and DeWolfe has not waived such condition on or before the Closing Date; or (ii) by Bailey, if any of the conditions in Section 6 have not been satisfied on or before the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Bailey to comply with his obligations under this Agreement) and Bailey has not waived such condition on or before the Closing Date; or

           (b) by mutual consent of DeWolfe and Bailey.

           10.2(a) If this Agreement is terminated by either DeWolfe or Bailey pursuant to Section 10.1(a) hereof, as a result of the failure by the other party to satisfy Section 6.2 or Section 7.2 hereof, as the case may be, then the terminating party shall be entitled to liquidated damages in the amount of One Million Five Hundred Thousand Dollars ($1,500,000.00) (which, in the event that Bailey is the terminating party, shall be satisfied through receipt of the Escrow Amount as provided in the Escrow Agreement) plus reasonable attorneys' fees incurred by such terminating party to collect such liquidated damages, which shall be the terminating party's sole remedy at law and in equity against the non-terminating party, for any breach giving rise to a termination of this Agreement as provided in this Section 10.

           (b) If this Agreement is terminated by either DeWolfe or Bailey pursuant to Section 10.1(a) hereof, as a result of the failure to satisfy any of the conditions set forth in Sections 6.4, 7.3 or 7.4 hereof (unless any such condition is waived by the other party), the Escrow Amount described in Section
1.2 hereof shall be returned to DeWolfe and all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 11.10 and 11.11 will survive.

SECTION 11.  MISCELLANEOUS.

           11.1 Law Governing. This Agreement shall be construed under and governed by the laws of the State of Connecticut with respect to any matter or dispute arising prior to the Closing, and thereafter, this Agreement shall be construed under and governed by the laws of the Commonwealth of Massachusetts.

           11.2 Notices. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given; or if delivered by overnight private carrier, on the date of delivery; or on the third day after mailing if mailed to the party to whom notice is to be given by first class mail, certified, postage prepaid, and properly addressed as follows:

To DeWolfe               The DeWolfe Company, Inc.
or Parent:               80 Hayden Avenue
                         Lexington, Massachusetts  01833
                         Attn:  Paul J. Harrington, President

Copies to:               Patrick J. Kinney, Jr., Esq.
                         Lynch, Brewer, Hoffman & Sands, LLP
                         101 Federal Street
                         Boston, Massachusetts  02110

To Bailey                Steven C. Bailey
                         Dollar Dry Dock Real Estate, Inc.
                         Riverdale Farms, Building 9
                         152 Simsbury Road
                         Avon, CT  06001

Copies to:               Marcel Bernier, Esq.
                         Andros, Floyd & Miller, P.C.
                         864 Wethersfield Avenue
                         Hartford, CT  06114

or to such other address of which either party may notify the other party.

           11.3 Entire Agreement. This Agreement, including the Schedules, Disclosure Schedule and Exhibits referred to herein, is complete and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof, and all inducements to the making of this Agreement relied upon by either party hereto, have been expressed herein or in such Schedules, Disclosure Schedule or Exhibits.

           11.4 Assignability. This Agreement shall be assignable by DeWolfe to any affiliate of DeWolfe upon written notice to Bailey, although no such assignment shall relieve DeWolfe or Parent of any liability or obligation under this Agreement. This Agreement may not be assigned by Bailey without the prior written consent of DeWolfe. This Agreement shall be enforceable by, and shall inure to the benefit of and be binding upon, the parties hereto and their heirs, administrators, executors permitted successors and assigns and no others.

           11.5 Amendment. This Agreement may be amended only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

           11.6 Waiver. Any delay by any party hereto in enforcing any right hereunder with respect to a breach of any provision of this Agreement shall not operate nor be construed as a waiver of any such right. Any waiver must be in writing and shall not operate as a waiver with respect to any subsequent breach.

           11.7 Third Parties. This Agreement is entered into by the parties hereto for the sole benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. No third party shall have any benefit, right or obligation under this Agreement.

           11.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall be deemed to be one and the same instrument.

           11.9 Fees and Expenses. Each of the parties will bear its own expenses in connection with the negotiation and consummation of the transactions contemplated by this Agreement. DeWolfe acknowledges that the reasonable legal and accounting fees and expenses incurred by Bailey and the Company in connection with this transaction will be paid for by the Company.

           11.10 Public Announcements. Any public announcement, press release or similar publicity with respect to this Agreement or the transactions contemplated hereby will be issued, if at all, at such time and in such manner as the Parent determines. Notwithstanding the foregoing, the Parent currently anticipates that it will issue a press release announcing this transaction as soon as practical after the signing of this Agreement. DeWolfe and Bailey will consult with each other concerning the means by which the Company's employees and sales associates, customers and suppliers and others having dealings with the Company will be informed of the transactions contemplated hereby.

           11.11 Confidentiality. Between the date of this Agreement and the Closing Date, each of Bailey and the Company on the one hand, and DeWolfe and Parent on the other hand, will maintain in confidence, and will cause its respective directors, officers, employees, agents, and advisors to maintain in confidence, any written, oral, or other information obtained in confidence from the other party in connection with this Agreement or the transactions contemplated hereby, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby (including, without limitation the filing by the Parent with the Securities and Exchange Commission on or about 15 days following the date hereof of a Current Report on Form 8-K with respect to the transactions contemplated hereby), or (c) the furnishing or use of such information is required in connection with any legal proceeding.

           If the transactions contemplated hereby are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date set forth above.

                                          DOLLAR DRY DOCK REAL ESTATE, INC.


                                          By  /s/ Steven C. Bailey
                                            ------------------------------------
                                              Steven C. Bailey, President


                                          THE HERITAGE GROUP, INC.


                                          By  /s/ Steven C. Bailey
                                            ------------------------------------
                                              Steven C. Bailey, President



                                          /s/ Steven C. Bailey
                                            ------------------------------------
                                          Steven C. Bailey, Individually


                                          THE DEWOLFE COMPANY, INC.


                                          By  /s/ Paul J. Harrington
                                            ------------------------------------
                                              Paul J. Harrington, President


                                          THE DEWOLFE COMPANIES, INC.


                                          By  /s/ Richard B. DeWolfe
                                            ------------------------------------
                                              Richard B. DeWolfe, President

                           The DeWolfe Companies, Inc.

                                    Form 8-K

Stock Purchase Agreement among The DeWolfe Companies, Inc., The DeWolfe Company, Inc., Dollar Dry Dock Real Estate, Inc. ("DDRE"), The Heritage Group, Inc. ("Heritage") and Steven C. Bailey ("Bailey")

      List of Schedules and Exhibits Omitted from Stock Purchase Agreement

       Exhibit 1.4(a)(2)        Employment Agreement with Bailey
       Exhibit 1.4(a)(3)        Non Competition Agreement  Bailey
       Exhibit 1.4(a)(4)        Opinion from Andros, Floyd & Miller, counsel to Bailey
       Exhibit 1.4(a)(5)        Release by Bailey
       Exhibit 1.4(b)(4)        Opinion from Lynch, Brewer, Hoffman & Sands, LLP,
                                counsel to DeWolfe
       Exhibit 1.4(b)(5)        Release by DDRE and Heritage
       Exhibit 2.13             Schedule of Real Estate Leases
       Exhibit 2.14A            Schedule of Owned Furniture and Equipment
       Exhibit 2.14B            Schedule of Leased Furniture and Equipment
       Exhibit 2.15             Schedule of Listing Agreements
       Exhibit 2.16             Schedule of Escrow Funds
       Exhibit 2.17             Schedule of Pending Closing Receivables
       Exhibit 2.18             Schedule of Trademarks
       Exhibit 2.23             Schedule of Litigation
       Exhibit 2.25             Schedule of Insurance
       Exhibit 2.26             Schedule of Accrued Commissions, Accounts Payable
                                and Accrued Expenses
       Exhibit 2.27             Schedule of Employees and Sales Associates
       Exhibit 7.3              Consent to Transaction by Windsor Lessor
       Disclosure Schedule      Exceptions, if any, to the representations, warranties
                                    and agreements of Bailey in the Agreement


           The Registrant hereby undertakes to furnish supplementally a copy of any omitted schedule to the Commission upon request.